EXHIBIT 99.1


NEWS RELEASE
CONTACT:          MICHAEL KADY
FOR RELEASE:      IMMEDIATE
1-800-345-9680


                QUIPP ANNOUNCES LOSS FOR THE FIRST QUARTER 2003,
                          BUT CITES IMPROVED ORDER RATE


MIAMI, FL, MAY 7, 2003 - Quipp, Inc. (Nasdaq:QUIP) announced a net loss of $224,000, or $0.16 per share ($0.16 per share diluted), for the quarter ended March 31, 2003. This represented an increased loss of $95,000 compared to the net loss of $129,000, or $.09 per share ($.09 per share diluted), during the same period of 2002. Net sales for the quarter of $3,305,000 declined 10.8 percent from net sales of $3,704,000 during the same quarter last year.

Michael S. Kady, President and Chief Executive Officer of Quipp, stated: "First quarter sales fell below expectations largely as a result of customer rescheduling of orders. The resulting delays in shipments adversely affected an already weak quarter. On the other hand, orders during the first quarter exceeded $5,000,000 for the first time since the fourth quarter of 2001. This increase in orders should result in higher sales in the coming months."

Mr. Kady continued: "As we await a meaningful and sustained recovery in capital spending by our customers, we have taken steps to strengthen Quipp's product offering. Investments in research and development have continued, and will soon yield an important new product. Also, in March 2003, we closed the acquisition of USA Leader, Inc., a designer, manufacturer, and marketer of inserters and collators for the newspaper and commercial printing industries. These actions were made possible by our strong cash position, and should enable Quipp to capture additional market share regardless of industry growth trends."

Orders received during the quarter amounted to $5,065,000, including $591,000 of in-process orders assumed with the acquisition of assets from USA Leader, Inc. These bookings constituted an increase from orders of $1,886,000 received during the same period in 2002. The order backlog as of March 31, 2003 was $6,440,000, an increase from $4,686,000 at December 31, 2002 and $4,973,000 at the end of last year's first quarter.

                                         QUARTER ENDED          QUARTER ENDED
                                           MARCH 31,              MARCH 31,
                                             2003                   2002
                                         (UNAUDITED)             (UNAUDITED)
                                      ------------------    -------------------
                                        (000'S OMITTED, EXCEPT PER SHARE DATA)
                                      -----------------------------------------

Net Sales                              $        3,305        $         3,704

Net Loss                               $         (224)       $          (129)

Basic loss per share                   $        (0.16)       $         (0.09)

Diluted loss per share                 $        (0.16)       $         (0.09)



Quipp, Inc., through its subsidiary, Quipp Systems, Inc., designs, manufactures, and installs material handling equipment to facilitate the automated bundling and movement of newspapers from the printing press to the delivery truck.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that address, among other things, the effect of an increase in orders on sales, the ability of Quipp to capture additional market share regardless of industry growth trends, and the anticipated introduction of a new product. Actual results could differ materially from those described in the forward looking statements due to, among other things, economic conditions generally and in the newspaper industry, our inability to compete effectively for new orders, cancellation of orders, delays in shipments and delays in, and engineering difficulties related to, product development.